Exhibit B
NOTICE OF INTENT TO PRESENT A PROPOSAL AT THE ANNUAL
SHAREHOLDER MEETING

To:	Douglas Sloan, Corporate Secretary Teletouch Communications, Inc. 5718 Airport Freeway Fort Worth, Texas 76117
     Stockholders, Retail & Restaurant Growth Capital, L.P., 2701 E. Plano Pkwy, Suite 200, Plano, TX 75074, with 1,740,000 Shares of TLLE.PK Stock, and Stratford Capital Partners, L.P., 200 Crescent Court, Suite 1600, Dallas, TX 75201, with 2,610,000 Shares of TLLE.PK Stock; here by serve Teletouch Communications, Inc. (the “Corporation”)on August 23, 2010, with Notice of Intent to Present a Proposal at the Annual Shareholder Meeting recently noticed for October 25, 2010.
Stockholder Proposal
      Retail & Restaurant Growth Capital, L.P., and Stratford Capital Partners, L.P., propose a resolution to the shareholders of the Corporation, that Retail & Restaurant Growth Capital, LP., together with Stratford Capital Partners, L.P., present two individuals selected by them (which may include any of Raymond C. Hemmig, Joseph L. Harberg, David W. Knickel or Jack D. Furst, or other individuals with reasonable qualifications; with required background information to be provided to the Corporation in connection with their selection), for appointment to the Teletouch Communications, Inc. Board of Directors; and that the corporation expand its board seats, or facilitate director resignations, in order for its Board of Directors to appoint such members as additional directors.

Statement of Support
     As two large independent shareholders of Teletouch Communications, Inc., combined at 4,350,000 Shares of TLLE.PK Stock; Retail & Restaurant Growth Capital, L.P., and Stratford Capital Partners, L.P., respectively request a resolution to facilitate this proposal and further request that this matter be included in the corporation’s forthcoming proxy solicitation materials.
Please find the signatures of the legal representatives of:

Retail & Restaurant Growth Capital, L.P.

By:	Retail & Restaurant Growth Capital, L.P.
Its: General Partner

By:	Retail & Restaurant Growth Management, Inc.,
Its: General Partner

By:	/s/ R. C. Hemmig
Its: R. C. Hemmig, COB

STRATFORD CAPITAL PARTNERS, L.P.
By:	Stratford Capital GP Associates, L.P., its general partner

By:	Stratford Capital Corporation, its general partner

By:	/s/ David W. Knickel	, Its Vice President
David W. Knickel